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                                                                    EXHIBIT 11.1

                                    SDL, INC.
                          COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                               ---------------------
                                                               1996             1995
                                                               ----             ----
PRIMARY
   Weighted average number of common shares outstanding       7,169             4,388

   Incremental common shares attributable to
       shares issuable under employee stock plans               880               987
                                                             ------            ------

              Total shares                                    8,049             5,375
                                                             ======            ======


Net income
    Amount                                                   $2,159            $  905
                                                             ======            ======

    Per share                                                $ 0.27            $ 0.17
                                                             ======            ======

Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.